Exhibit 99.1

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@email.whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@email.whirlpool.com

WHIRLPOOL CORPORATION POSTS RECORD 4th QUARTER SALES AND NET EARNINGS;

GLOBAL INDUSTRY GROWTH MOMENTUM TO CONTINUE IN EARLY 2004

BENTON HARBOR, Mich., Feb. 3, 2004—Whirlpool Corporation (NYSE:WHR) today announced fourth-quarter 2003 results, highlighted by record sales and net earnings. Fourth-quarter net earnings of $125 million, or $1.76 per diluted share, compared to a net loss of $29 million, or $0.42 per diluted share, in the prior-year period. The 2002 loss included charges totaling $2.06 per diluted share. (A table that lists the individual 2002 charges is included in this announcement.)

Fourth-quarter net sales of $3.36 billion increased 14 percent from the prior-year period. Excluding currency translations, net sales increased approximately 7 percent. For the full year, net sales of $12.18 billion increased 10.5 percent from 2002. Excluding currency translations, full-year net sales increased 7 percent.

“Our consolidated global businesses delivered solid earnings,” said David R. Whitwam, Whirlpool’s chairman and chief executive officer. “Substantial improvements in sales and productivity within our North American and European operations were reflected in the fourth-quarter and full-year results.”

For 2003, the company reported net earnings of $414 million, or $5.91 per diluted share, compared to a net loss of $394 million, or $5.68 per diluted share, in 2002. The 2002 loss included charges totaling $11.75 per diluted share. (A table that lists the individual 2002 charges is included in this announcement.)

Full-year free cash flow was $302 million after shareholder dividends and a previously announced voluntary, after-tax contribution of $97 million to the company’s U.S. pension plan.

FOURTH-QUARTER GLOBAL HIGHLIGHTS

•	Whirlpool Corporation’s board of directors declared a dividend increase of 26 percent, payable on March 15, 2004, to holders of record at the close of business on February 27. The increase reflects the board’s confidence in the company’s financial position, the ability of its operations to generate ongoing free cash flow, and the positive momentum of Whirlpool’s brands and businesses worldwide.

•	Whirlpool announced its commitment to reduce the company’s global greenhouse gas emissions by 3 percent from its 1998 emissions level. Whirlpool expects to achieve this reduction target by 2008, while increasing global home appliance production by nearly 40 percent over the same 10-year period. Most of Whirlpool’s efforts to achieve its emissions reduction will be focused on the production of energy-efficient home appliances.

•	The Environmental Protection Agency (EPA) and Department of Energy (DOE) have named Whirlpool Corporation as an ENERGY STAR® Partner of the Year for its outstanding contribution to reducing greenhouse gas emissions by making and promoting energy-efficient products.

•	“Global Finance” magazine recently recognized Whirlpool in the publication’s listing of “The World’s Most Socially Responsible Companies.” Global Finance assembled a panel of experts to identify companies worldwide that exemplified the principles of corporate responsibility.

•	Whirlpool was ranked fifth among the most respected international consumer goods companies in the latest “World’s Most Respected Companies” survey, conducted annually by the “Financial Times” and PricewaterhouseCoopers. Researchers polled nearly 1,000 chief executives in 20 countries for the names of companies they respected most.

FOURTH-QUARTER REGION REVIEW

WHIRLPOOL NORTH AMERICA’s sales of $2.1 billion increased 7.6 percent from the prior-year period. Excluding currency translation, sales increased approximately 7 percent and exceeded unit volume growth. Operating profit improved 9 percent, despite the negative effects of currency and a significant increase in U.S. pension costs compared to the prior-year period. Record revenues, positive brand mix management, and record levels of productivity contributed to the improvement.

KitchenAid brand introduced the KitchenAid® Pro Line™ Series of premium portable appliances, which includes an espresso machine, coffee mill, waffle baker, coffee maker, frozen dessert maker and toaster. The portables visually complement the KitchenAid® Pro Line™ Series of major kitchen appliances introduced by the company in the third quarter.

U.S. industry unit shipments of major appliances (T7*) increased 8.1 percent from the prior-year period, driven by the continued strength of consumer spending. Based on current economic conditions, the company expects U.S. appliance industry unit shipments in 2004 to increase 2 percent.

WHIRLPOOL EUROPE’s sales of $794 million increased 27.4 percent from the prior-year period. Excluding currency translations, sales increased approximately 9 percent. Reflecting improving GDP growth and consumer demand throughout most of the region, the company’s unit volume increased 9 percent and sales improved across all brands, especially the Whirlpool brand. Operating profit increased significantly compared to the prior year period, driven in part by demand for innovative premium products, including the Whirlpool® Dreamspace™ clothes washer and the Whirlpool® Conquest™ side-by-side refrigerator. The operation delivered a significant improvement in productivity, which also contributed to the operating profit improvement.

Whirlpool brand increased its leading market share position for the quarter. The Whirlpool and Bauknecht brands introduced new lines of kitchen appliances for the built-in appliance market.

Fourth-quarter appliance industry unit shipments increased approximately 4-to-5 percent from the prior-year period. Based on current economic conditions, the company expects industry shipments in 2004 to increase approximately 3 percent.

WHIRLPOOL LATIN AMERICA’s sales of $403 million increased 27.8 percent from the prior-year period. Excluding currency translations, sales increased approximately 9 percent. Difficult macroeconomic conditions in Brazil continued to negatively affect consumer demand and market pricing. Operating profit declined 23 percent from the prior-year period, due primarily to increases in material costs and the effects of currency. Excluding currency translations, operating profit increased approximately 8 percent. The company expects that economic and market conditions in Brazil will continue to stabilize and moderately improve in 2004.

During the quarter, Brastemp and Consul brand refrigerators received the Brazilian government’s “Procel” (energy saving) award. The award recognizes the company’s continued leadership in developing energy-efficient home appliances. In a listing of Brazil’s top exporters published by the Brazilian Ministry of Development, Industry and Trade, the company’s combined operations ranked No. 24 in overall export business.

Fourth-quarter appliance industry unit shipments were flat compared to the prior-year period. Based on current economic conditions, the company expects full-year industry unit shipments in 2004 to increase approximately 5-to-10 percent.

WHIRLPOOL ASIA’s sales of $115 million increased 6.5 percent from the prior-year period. Excluding currency translations, sales decreased 1 percent. Operating profit declined due to market price pressures across the region and increases in inventory and other operating reserves to adjust for this challenging operating environment.

Based on current economic conditions, the company expects full-year industry unit shipments in 2004 to increase approximately 5-to-10 percent.

OUTLOOK

“Entering 2004, we see positive economic trends and the continuing momentum of our brands in Whirlpool’s key markets worldwide,” said Whitwam. “We expect full-year earnings for 2004 to be in the range of $6.20 to $6.35 per share. This improvement is based on our forecast of gradually improving global economic conditions, increased consumer demand for Whirlpool’s innovative products and services, and benefits from our ongoing operational focus on business productivity.”

The table below reconciles fourth-quarter and full-year 2002 net earnings to net earnings before the charges identified in the table. Management believes this comparison of non-GAAP measures of earnings to GAAP earnings provides shareholders with a better understanding of the ongoing performance of the company from an earnings perspective.

2002 charges

	4th Qtr. 2002 EPS	2002 EPS
Reported diluted loss	$(0.42)	$(5.68)
Change in accounting principle - FAS 142 adoption	$—	$8.84
Loss from discontinued operations	$0.62	$0.62
Restructuring and related	$1.23	$1.76
Goodwill impairment	$0.13	$0.13
Asset write-down	$—	$0.32
Charges related to product recall	$0.08	$0.08

Total charges	$2.06	$11.75

Earnings excluding charges	$1.64	$6.07

Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com. At 9:30 a.m. (ET) Tuesday, Feb. 3, 2004, the company will be hosting a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

*T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2004 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

# # #

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)

WHIRLPOOL CORPORATION

FOR THE PERIOD ENDED DECEMBER 31

(millions of dollars except share and dividend data)

	Three Months Ended		Twelve Months Ended
	2003	2002	2003	2002
Net sales	$3,359	$2,947	$12,176	$11,016

EXPENSES:
Cost of products sold	2,579	2,266	9,423	8,464
Selling, general and administrative	534	457	1,916	1,736
Intangible amortization	1	10	4	14
Product recall costs	—	9	—	9
Restructuring costs	3	85	3	101

	3,117	2,827	11,346	10,324

OPERATING PROFIT	242	120	830	692

OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(14)	(22)	(41)	(54)
Interest expense	(32)	(35)	(137)	(143)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND OTHER ITEMS	196	63	652	495

Income taxes	68	42	228	193

EARNINGS FROM CONTINUING OPERATIONS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	128	21	424	302

Equity in earnings (loss) of affiliated companies	—	(2)	—	(27)
Minority interests	(3)	(5)	(10)	(13)

EARNINGS FROM CONTINUING OPERATIONS BEFORE DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	125	14	414	262

Loss from discontinued operations, net of tax	—	(43)	—	(43)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(613)

NET EARNINGS (LOSS)	$125	$(29)	$414	$(394)

Per share of common stock:
Basic earnings before discontinued operations and cumulative effect of change in accounting principle	$1.81	$.20	$6.03	$3.86
Loss from discontinued operations, net of tax	—	(.63)	—	(.62)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(9.03)

Basic net earnings (loss)	$1.81	$(.43)	$6.03	$(5.79)

Diluted earnings before discontinued operations and cumulative effect of change in accounting principle	$1.76	$.20	$5.91	$3.78
Loss from discontinued operations, net of tax	—	(.62)	—	(.62)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(8.84)

Diluted net earnings (loss)	$1.76	$(.42)	$5.91	$(5.68)

Dividends declared	$.34	$.34	$1.36	$1.36

CONSOLIDATED CONDENSED BALANCE SHEETS

WHIRLPOOL CORPORATION

(millions of dollars)

	(Unaudited) December 31 2003	December 31 2002
ASSETS

CURRENT ASSETS
Cash and equivalents	$249	$192
Trade receivables, less allowances (2003: $113; 2002: $94)	1,913	1,781
Inventories	1,340	1,089
Prepaid expenses	62	64
Deferred income taxes	129	83
Other current assets	172	118

Total Current Assets	3,865	3,327

OTHER ASSETS
Investment in affiliated companies	11	7
Goodwill, net	165	161
Other intangibles, net	79	182
Deferred income taxes	268	437
Prepaid pension costs	357	43
Other assets	160	136

	1,040	966

PROPERTY, PLANT AND EQUIPMENT
Land	84	87
Buildings	1,004	954
Machinery and equipment	5,391	4,793
Accumulated depreciation	(4,023)	(3,496)

	2,456	2,338

Total Assets	$7,361	$6,631

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$260	$221
Accounts payable	1,944	1,631
Employee compensation	303	273
Deferred income taxes	48	100
Accrued expenses	701	664
Restructuring costs	45	122
Other current liabilities	269	283
Current maturities of long-term debt	15	211

Total Current Liabilities	3,585	3,505

OTHER LIABILITIES
Deferred income taxes	236	117
Pension benefits	303	358
Post employment benefits	484	487
Product warranty	53	57
Other liabilities	198	198
Long-term debt	1,138	1,092

	2,412	2,309

MINORITY INTERESTS	63	78

STOCKHOLDERS’ EQUITY
Common stock, $1 par value:
Shares authorized- 250 million
Shares issued- 88.5 million (2003); 87.1 million (2002)
Shares outstanding- 68.9 million (2003); 68.2 million (2002)	88	87
Paid-in capital	659	582
Retained earnings	2,276	1,985
Accumulated other comprehensive income (loss)	(757)	(999)
Treasury stock - 19.5 million (2003); 18.9 million (2002)	(965)	(916)

Total Stockholders’ Equity	1,301	739

Total Liabilities and Stockholders’ Equity	$7,361	$6,631

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

WHIRLPOOL CORPORATION

FOR THE YEAR ENDED DECEMBER 31

(millions of dollars)

	2003	2002
OPERATING ACTIVITIES
Net earnings (loss)	$414	$(394)
Adjustments to reconcile net earnings (loss) to net cash flows provided by operating activities:
Cumulative effect of a change in accounting principle	—	613
Equity in net earnings of affiliated companies, less dividends received	—	27
Loss on disposition of assets	6	5
Loss on discontinued operations	—	43
Depreciation and amortization	427	405
Changes in assets and liabilities, net of business acquisitions:
Trade receivables	4	(67)
Inventories	(127)	101
Accounts payable	163	63
Product recalls	6	(239)
Restructuring charges, net of cash paid	(89)	33
Taxes deferred and payable, net	55	157
Tax paid on cross currency interest rate swap gain	—	(86)
Accrued pension	(109)	(37)
Other - net	(6)	161

Cash Provided By Operating Activities	$744	$785

INVESTING ACTIVITIES
Capital expenditures	$(423)	$(430)
Proceeds from sale of assets	75	27
Acquisitions of businesses, less cash acquired	(4)	(179)

Cash Used In Investing Activities	$(352)	$(582)

FINANCING ACTIVITIES
Net proceeds of short-term borrowings	$7	$(165)
Proceeds of long-term debt	6	6
Repayments of long-term debt	(173)	(30)
Dividends paid	(94)	(91)
Purchases of treasury stock	(65)	(46)
Redemption of WFC preferred stock	(33)	(25)
Common stock issued under stock plans	65	80
Other	(58)	(52)

Cash Used In Financing Activities	$(345)	$(323)

Effect of Exchange Rate Changes on Cash and Equivalents	$10	$(4)

Increase (Decrease) in Cash and Equivalents	$57	$(124)
Cash and Equivalents at Beginning of Period	192	316

Cash and Equivalents at End of Period	$249	$192